Exhibit 99.1

BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
September 30, 2007
(Dollars in Thousands)

	As Reported	Pro Forma Adjustments		Pro Forma

Assets:
Current assets:
Cash and cash equivalents	$18,655	1,714	(a)	20,369
Restricted Cash	251	—		251
Accounts Receivable	7,135	(290	) (b)	6,845
Inventories	11,883	(698	) (b)	11,186
Other Current Assets	4,237	(4	) (b)	4,233
Total current assets	42,160	722		42,882

Investment in Joint Venture	2,667	—		2,667
Property, plant and equipment, net	4,528	(1,066	) (b)	3,462
Goodwill, net	1,170	—		1,170
Other Intangibles, net	580	—		580
Other long-term assets	1,043	—		1,043
Total assets	$52,149	(344)		51,805

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,250	(79	) (b)	4,171
Other current liabilities	4,048	(116	) (c)	3,933
total current liabilities	8,298	(195)		8,104
Other accrued expenses, net of current portion	662	—		662
Total liabilities	8,961	(195)		8,766

Stockholders’ Equity:
Common Stock	159	—		159
Additional Paid-In-Capital	34,510	—		34,510
Accumulated other comprehensive income	15	—		15
Retained earnings	23,819	(149	) (d)	23,670
Treasury stock	(15,315)	—		(15,315)

EQUITY	43,188	(149)		43,038

TOTAL LIABILITIES AND EQUITY	$52,149	(344)		$51,805

(a) - Amount represents estimated sales price, net of disposal costs and Design and Manufacturing cash balances from reported amounts.

(b) - Removal of Design and Manufacturing assets and liabilities from reported amounts.

(c) - Amount represents the removal of Design and Manufacturing other current liabilities from reported amounts and the tax benefit recognized on the loss of the sale.

(d) - Loss on the sale of Design and Manufacturing, net of tax.

BALLANTYNE OF OMAHA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For Nine Months Ended September 30, 2007
(Dollars in Thousands, except per share data)

	As Reported	Pro Forma Adjustments		Pro Forma

Net revenues	$38,206	(2,353	) (a)	35,854
Cost of revenues	30,914	(1,616	) (b)	29,298
Gross margin	7,293	(737)		6,556

Selling and administrative expenses:
Selling	2,280	(21	) (a)	2,259
Administrative	4,340	(205	) (a)	4,135
Goodwill Impairment	639	(639	) (a)	—
Total selling and administrative expenses	7,259	(865)		6,394

Gain on the transfer of assets	235	—		235
Gain (loss) on disposal of fixed assets, net	(11)	11	(a)	—
Income (loss) from operations	257	139		397

Net interest income	606	0		606
Equity in loss of joint venture	(153)	—		(153)
Other Income	(112)	(5	) (a)	(117)
Income from continuing operations before income taxes	598	135	(c)	733
Provision for income taxes from continuing operations	(94)	(21	) (a)	(115)
Net income	$504	114		618

Earnings per share
Basic	$0.04			$0.04
Diluted	$0.04			$0.04

Weighted average shares outstanding
Basic	13,805,506			13,805,506
Diluted	14,096,263			14,096,263

(a)- Removal of Design and Manufacturing related income statement balances from reported amounts.

(b)- Amount represents cost of revenues of Design and Manufacturing, taking into consideration an adjustment to increase the cost of revenues for purchases that would have been made by the parent company from Design and Manufacturing at markup prices.

(c)- Income from continuing operations before income taxes does not take into consideration the loss of the sale of Design and Manufacturing of approximately $0.2 million.

BALLANTYNE OF OMHA, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF OPERATIONS (Unaudited)
For the Year Ended December 31, 2006
(in thousands, except per share data)

	As Reported	Pro Forma Adjustments		Pro Forma

Net revenues	$49,732	(3,238	) (a)	46,494
Cost of revenues	38,907	(2,123	) (b)	36,783
Gross margin	10,826	(1,115)		9,711

Selling and administrative expenses:
Selling	2,983	(21	) (a)	2,962
Administrative	5,121	(294	) (a)	4,827
Goodwill Impairment	1,251	(1,251	) (a)	—
Total selling and administrative expenses	9,354	(1,565)		7,789

Gain (loss) on disposal of fixed assets, net	38	(11	) (a)	27
Income (loss) from operations	1,509	440		1,949

Net interest income	750	2	(a)	752
Other Income	40	(4	) (a)	36
Income from continuing operations before income taxes	2,300	438	(c)	2,737
Provision for income taxes	(731)	(139	) (a)	(871)
Net income from continuing operations	$1,568	299		1,867

Earnings per share
Basic	$0.12			$0.14
Diluted	$0.11			$0.13

Weighted average shares outstanding
Basic	13,586,252			13,586,252
Diluted	14,018,682			14,018,682

(a)- Removal of Design and Manufacturing related income statement balances from reported amounts.

(b)- Amount represents cost of revenues of Design and Manufacturing, taking into consideration an adjustment to increase the cost of revenues for purchases that would have been made by the parent company from Design and Manufacturing at markup prices.

(c)- Income from continuing operations before income taxes does not take into consideration the loss of the sale of Design and Manufacturing of approximately $0.2 million.